Exhibit 99.6

JOINDER AGREEMENT

Each of the undersigned agrees, effective as of July 24, 2021, to become a party to the Joint Filing and Solicitation Agreement, dated June 24, 2021 (as it may be amended or restated from time to time, the “Joint Filing Agreement”), between (a) Global Value Investment Corp. and (b) Jeffrey R. Geygan, Robert J. Sarlls, Anthony J. Gray, Marcelle L. Rademeyer, and James P. Geygan.

Each of the undersigned will be considered to be within the term Party under the Joint Filing Agreement. Each of the undersigned agrees to be bound by the terms and conditions of the Joint Filing Agreement.

GVP 2021-A, L.P.

By GVP 2021-A, L.L.C.
By GLOBAL VALUE INVESTMENT CORP.

By:	/s/ Jeffrey R. Geygan
Name: Jeffrey R. Geygan
Title: Chief Executive Officer

GVP 2021-A, L.L.C.

By GLOBAL VALUE INVESTMENT CORP.

By:	/s/ Jeffrey R. Geygan
Name: Jeffrey R. Geygan
Title: Chief Executive Officer